UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 15, 2017

MARTIN MIDSTREAM PARTNERS L.P.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-50056	05-0527861
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

4200 Stone Road

Kilgore, TX 75662

(Address of principal executive offices)(Zip code)

Registrant’s telephone number, including area code: (903) 983-6200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 15, 2017, Martin Midstream Partners L.P. (the “Partnership”) entered into an underwriting agreement (the “Underwriting Agreement”) with RBC Capital Markets, LLC and Wells Fargo Securities, LLC (collectively, the “Underwriters”), in connection with an underwritten public offering (the “Offering”) of 2,600,000 common units representing limited partner interests in the Partnership (“Offered Common Units”) at a price of $18.00 per Common Unit before an underwriting discount of $0.72 per Common Unit. Pursuant to the Underwriting Agreement, the Partnership granted the Underwriters a 30-day option to purchase up to an additional 390,000 Common Units in connection with the Offering (the “Additional Common Units”, and the Additional Common Units together with the Offered Common Units, the “Common Units”), which was exercised by the Underwriters in full on February 16, 2017. The Partnership’s Offering of the Common Units has been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-3 (File No. 333-211407), as supplemented by a Prospectus Supplement dated February 15, 2017 pursuant to Rule 424(b) of the Securities Act.

The Partnership has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Partnership will use the net proceeds, after deducting underwriting discounts, of approximately $52.8 million from the Offering, to fund a portion of the purchase price for the acquisition of an asphalt terminal facility in Hondo, Texas from Martin Resource Management Corporation, to repay outstanding indebtedness incurred under its revolving credit facility and for general partnership purposes. These amounts include a proportionate capital contribution from the Partnership’s general partner to maintain its 2% general partner interest in the Partnership.

Neither this Current Report on Form 8-K, nor the attached press release, constitutes an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Offering is being made only by means of a prospectus and related prospectus supplement.

The foregoing description is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference. In addition, filed herewith are certain legal opinions issued by Locke Lord LLP in connection with the Offering.

Relationships

From time to time, certain of the Underwriters and their related entities have engaged, and may in the future engage, in commercial and investment banking transactions with the Partnership in the ordinary course of their respective businesses. They have received and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions.

Item 7.01. Regulation FD Disclosure.

On February 15, 2017, the Partnership issued a press release announcing pricing of the Common Units in the Offering. A copy of the press release is furnished as an exhibit to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the attached Exhibit 99.1 is deemed to be “furnished” and not deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated as of February 15, 2017 by and among the Partnership, Martin Midstream GP LLC, Martin Operating GP LLC, Martin Operating Partnership L.P. and RBC Capital Markets, LLC and Wells Fargo Securities, LLC.

5.1	Opinion of Locke Lord LLP as to the legality of the Common Units.

8.1	Opinion of Locke Lord LLP as to certain tax matters.

23.1	Consent of Locke Lord LLP (included in Exhibits 5.1 and 8.1).

99.1	Pricing Press Release dated February 15, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MIDSTREAM PARTNERS L.P.

	By:	Martin Midstream GP LLC,
Its General Partner

Date: February 22, 2017	By:	/s/ Robert D. Bondurant
Robert D. Bondurant,
Executive Vice President, Treasurer and Chief Financial Officer

Exhibit No.	Description

1.1	Underwriting Agreement dated as of February 15, 2017 by and among the Partnership, Martin Midstream GP LLC, Martin Operating GP LLC, Martin Operating Partnership L.P. and RBC Capital Markets, LLC and Wells Fargo Securities, LLC.

5.1	Opinion of Locke Lord LLP as to the legality of the Common Units.

8.1	Opinion of Locke Lord LLP as to certain tax matters.

23.1	Consent of Locke Lord LLP (included in Exhibits 5.1 and 8.1).

99.1	Pricing Press Release dated February 15, 2017.